Exhibit 99.1

News Release

Contact: Michael Mitchell, 513-784-8959, mmitchell@chiquita.com

CHIQUITA REPORTS 4TH QUARTER 2004 NET INCOME OF $25 MILLION, $0.61 EPS,

AND FULL YEAR 2004 NET INCOME OF $55 MILLION, $1.33 EPS

Strong Operating Results, Stable Pricing in Europe and Favorable Exchange Rates Led to

Significantly Improved Fourth Quarter Results

CINCINNATI – Feb. 22, 2005 – Chiquita Brands International, Inc. (NYSE: CQB) today reported fourth quarter 2004 net income of $25 million, or $0.61 per diluted share. The company reported net income of $8 million, or $0.19 per diluted share, in the same period a year ago.

“We made significant progress in 2004 and achieved the best fourth quarter results in years,” said Fernando Aguirre, chairman and chief executive officer. “We are greatly encouraged by our year-end position, which is much stronger than a year ago as a result of our debt reduction and improved capital structure, solid operating cash flow, the depth of our leadership team and the marketing initiatives we commenced.

“In addition, we have been able to return value to our shareholders in the form of a share repurchase and a quarterly dividend program, demonstrating the confidence we have in Chiquita’s ability to continue generating strong cash flows,” Aguirre said. “We enter 2005 with optimism in our ability to deliver sustainable, profitable growth in the future.”

QUARTERLY FINANCIAL HIGHLIGHTS

•	Net sales were $768 million, up 12 percent from $686 million in the fourth quarter 2003. The increase resulted from favorable European exchange rates, improved banana pricing in Europe, higher banana volume in North America and higher other fresh produce sales.

•	Operating income from continuing operations was $35 million, up 81 percent from $19 million in the year-ago period, primarily due to favorable exchange and pricing.

•	The 2004 quarter included $1 million of gains from asset sales, offset by $2 million of restructuring charges at Atlanta AG, a German fresh produce distributor acquired in March 2003, and severance.

•	The 2003 quarter included $11 million of gains from asset sales, primarily from the sale of an investment in Mundimar Ltd., a Honduran palm-oil joint venture ($7 million), and from the sale of a Miami, Fla., facility ($3 million). These gains were partially offset by $6 million in charges primarily related to Atlanta’s restructuring costs.

•	Total debt was $349 million and cash was $143 million at Dec. 31, 2004, compared to total debt of $395 million and cash of $134 million at year-end 2003. Operating cash flow for 2004 was $92 million, which the company used to strengthen its balance sheet and return value to shareholders, including $45 million to pay down debt, $22 million in premiums to refinance its senior notes and $10 million to buy back stock.

QUARTERLY BUSINESS SEGMENT RESULTS

(All comparisons below are to the fourth quarter 2003, unless otherwise specified.)

Bananas

In the company’s banana segment, net sales rose 14 percent to $456 million from $399 million, and operating income doubled to $44 million from $22 million a year ago.

Banana segment operating results were favorably affected by:

•	$38 million in European currency and pricing benefits, comprised of a $22 million net increase from currency exchange rates and $16 million from improved local European pricing (see Exhibit C for details);

•	$3 million from an increase in volume in core Europe and North America; and

•	$3 million of lower costs due to the timing of advertising expenses in Europe.

These items were partially offset by:

•	$11 million of cost increases, primarily due to rising fuel, paper, short-term spot ship charter and purchased fruit costs;

•	$3 million of adverse effect of banana pricing in North America;

•	$3 million of adverse effect from asset sales year-over-year ($1 million of gains in the 2004 fourth quarter compared to $4 million of gains in the 2003 fourth quarter);

•	$3 million for the resolution of a commercial dispute;

•	$2 million of additional selling, general and administrative (SG&A) expenses associated with investment spending, primarily for banana innovation; and

•	$1 million of increased legal and other costs associated with the U.S. Department of Justice investigation of the company’s Colombian operations sold in June 2004. These costs are included in SG&A expenses.

For further details on banana volume and pricing, see Exhibits A and B.

Other Fresh Produce

In the company’s other fresh produce segment, net sales were $299 million, up 9 percent from $274 million in the year-ago quarter. This increase was primarily due to favorable European exchange rates and increased volumes of pineapples and grapes.

The operating loss in the 2004 fourth quarter was $10 million, compared to an operating loss of $9 million in 2003. The benefit from lower Atlanta restructuring costs was offset by losses in the company’s North American other fresh produce business.

FULL YEAR 2004

Net sales for 2004 were $3.1 billion, up 18 percent from $2.6 billion in 2003. Approximately 60 percent of the increase was due to the acquisition of Atlanta, whose results were fully consolidated for only three quarters in 2003.

Net income for the full year 2004 was $55 million ($1.33 per diluted share), which included other expense of $19 million ($0.47 per share), primarily representing the premium to refinance the company’s 10.56% senior notes. Net income for 2004 also included charges of $9 million ($0.22 per share) relating to Atlanta restructuring and to severance in addition to losses of $1 million ($0.03 per share) from asset sales, primarily representing an after-tax loss on the sale of the Colombian division.

The company reported net income of $99 million ($2.46 per share) in 2003. Net income for 2003 included net gains on asset sales of $41 million ($1.03 per share) primarily from the Armuelles, Panama, banana division and several equity method investment joint ventures, and charges of $25 million ($0.63 per share) related to severance, asset write-downs, closure of branches at Atlanta and closure of banana farms. Net income for 2003 also included income of $3 million ($0.08 per share) from discontinued operations.

Excluding the bond refinance expense and other gains and charges noted above, the company had a profit of $85 million, or $2.05 per diluted share, for the full year 2004, up from a profit of $80 million, or $1.98 per diluted share, for the full year 20031.

[1]	See Exhibit E for a reconciliation of these financial measures to the most comparable measures that accord with generally accepted accounting principles.

Operating income for 2004 was $113 million, compared to $140 million in 2003. Operating income for 2004 included losses of $7 million from asset sales, primarily representing the pre-tax loss on the sale of the Colombian division, and other charges of $9 million relating to Atlanta restructuring and severance. Operating income for 2003 included $41 million of net gains on asset sales and $25 million of charges discussed above.

FULL YEAR SEGMENT RESULTS

(All comparisons below are to the full year 2003, unless otherwise specified.)

Bananas

Full year 2004 net sales for the company’s banana segment were $1.7 billion, up 9 percent from $1.6 billion in 2003.

Full year 2004 operating income for the company’s banana segment was $123 million, compared to $133 million in 2003.

Banana segment operating results were favorably affected by:

•	$76 million in European currency and pricing benefits, comprised of a $72 million increase from currency exchange rates and $4 million from improved local European pricing (see Exhibit C for details); and

•	$7 million decline in charges related to severance, the closure of farms and Atlanta restructuring ($5 million of charges in 2004 compared to $12 million of such charges in 2003).

These items were offset by:

•	$34 million of adverse effect from asset sales year-over-year, primarily comprised of a before-tax loss of $9 million on the sale of the Colombian banana production division in the second quarter of 2004 and a $21 million gain on the sale of the Armuelles division in the 2003 second quarter;

•	$14 million of SG&A expenses associated with investment spending, including a $7 million increase in marketing expenses, primarily to build brand equity in several European countries, including new E.U. member states in Central and Eastern Europe, and a $6 million increase in banana innovation and new business development expenses;

•	$14 million of cost increases primarily related to rising fuel, paper and short-term spot ship charter costs;

•	$13 million of adverse effect of North American banana pricing;

•	$7 million of increased legal and other costs associated with the U.S. Department of Justice investigation of the company’s Colombian operations sold in June 2004. These costs are included in SG&A expenses;

•	$7 million from lower banana volume in Europe; and

•	$4 million in SG&A expenses related to stock options and restricted stock that had been previously granted to the company’s former chairman and chief executive officer and vested upon his retirement in May 2004.

Other Fresh Produce

Full year 2004 net sales for the company’s other fresh produce segment were $1.3 billion, up 33 percent compared to $1.0 billion in 2003. Approximately 80 percent of the increase was attributed to the acquisition of Atlanta, whose results were fully consolidated for only three quarters in 2003.

The full year 2004 operating loss for this segment was $13 million versus an operating loss of $4 million in 2003. The segment benefited from a $9 million decline in charges related to the Atlanta restructuring ($3 million in 2004, compared to $12 million a year ago), which is now substantially complete. This benefit was more than offset by $8 million of incremental losses associated with the start-up of Chiquita Fresh Cut Fruit, which began operating in the fourth quarter of 2003 ($13 million of losses in 2004 versus $5 million of losses in 2003), and $8 million of gains in 2003 associated with the sale of shares of Chiquita Brands South Pacific and other equity method investments. In addition, cost savings in Atlanta’s other fresh business were more than offset by approximately $5 million in losses due to poor results in the North American melon program, which has since been restructured to prevent these losses from recurring in 2005.

FLOODING IN COSTA RICA AND PANAMA

In January 2005, the Atlantic coast of Costa Rica and Panama experienced torrential rains, which produced serious flooding damage to many farms owned by major marketers, including Chiquita, and independent producers in the region. Although the impact of the flooding is still being analyzed, the company estimates a loss of more than four million boxes of production from its own farms and independent suppliers in 2005, particularly in the first half of the year.

The company is experiencing increased costs due to higher expenses for alternative fruit sourcing, logistics and farm rehabilitation associated with the flooding. Currently, the company estimates that these costs, including write-downs of damaged farms and the impact of volume shortfalls, are expected to total approximately $10-15 million. Higher spot market prices in North America as well as temporary contract price increases are expected to mitigate the company’s higher costs resulting from the flood. At this time, the company does not expect the overall financial impact of the flood to be material.

CONFERENCE CALL

A conference call to discuss fourth quarter 2004 results will be held at 8:30 a.m. EST Wednesday, Feb. 23, and will be available via webcast at www.chiquita.com. Toll-free telephone access will be available by dialing 1-800-810-0924 in the United States and +913-981-4900 from other locations. An audio replay of the call will also be available until March 2. To access, dial 1-888-203-1112 from the United States and +719-457-0820 from international locations and enter the access code 7419970. An audio webcast of the call will be available at www.chiquita.com until March 7. A transcript of the call will be available on the web site for 12 months.

Chiquita Brands International is a leading international marketer, producer and distributor of high-quality bananas and other fresh produce, which are sold primarily under Chiquita® premium brands and related trademarks. The company is one of the largest banana producers in the world and a major supplier of bananas in Europe and North America. The company also distributes and markets fresh-cut fruit and other branded, value-added fruit products. Additional information is available at www.chiquita.com.

This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Chiquita, including: the impact of changes in the E.U. banana import regime as a result of the anticipated conversion to a tariff-only regime in 2006; natural disasters and unusual weather conditions; currency exchange rate fluctuations; prices for Chiquita products; availability and costs of products and raw materials; operating efficiencies; the company’s ability to realize its announced cost-reduction goals; risks inherent in operating in foreign countries, including government regulation, currency restrictions and other restraints, burdensome taxes, risks of expropriation, threats to employees, political instability and terrorist activities, including extortion, and risks of U.S. and foreign governmental action in relation to the company; the outcome of the Department of Justice investigation related to the company’s Colombian subsidiary sold in June 2004; labor relations; actions of governmental bodies; the continuing availability of financing; and other market and competitive conditions.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the company undertakes no obligation to update any such statements. Additional information on factors that could influence Chiquita’s financial results is included in its SEC filings, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

# # #

CHIQUITA BRANDS INTERNATIONAL, INC.

CONSOLIDATED INCOME STATEMENT

(Unaudited - in millions, except per share amounts)

	Quarter Ended Dec. 31,		Year Ended Dec. 31,
	2004	2003	2004	2003
Net sales	$768.3	$685.5	$3,071.5	$2,613.5

Operating expenses
Cost of sales	643.0	583.3	2,617.0	2,232.2
Selling, general and administrative	84.1	82.0	304.1	249.7
Depreciation	9.9	10.9	41.6	36.8
Equity in earnings of investees	(2.1)	(2.2)	(11.2)	(7.6)
Gain on sale of equity method investments	—	(7.1)	—	(16.8)
Loss on sale of Colombian division (pre-tax)[1]	—	—	9.3	—
Gain on sale of Armuelles division[2]	(1.2)	(0.5)	(2.2)	(21.2)

	733.7	666.4	2,958.6	2,473.1

Operating income[3]	34.6	19.1	112.9	140.4

Interest income	2.4	1.2	6.2	3.2
Interest expense	(9.0)	(10.1)	(38.9)	(42.4)
Other income (expense), net[4]	0.3	—	(19.4)	—

Income from continuing operations before income taxes	28.3	10.2	60.8	101.2
Income taxes[1]	(3.2)	—	(5.4)	(5.3)

Income from continuing operations	25.1	10.2	55.4	95.9
Discontinued operations[3]
Loss from operations	—	(0.7)	—	(6.2)
Gain (loss) on disposal	—	(1.6)	—	9.5

Net income	$25.1	$7.9	$55.4	$99.2

Diluted earnings per share
Continuing operations	$0.61	$0.25	$1.33	$2.38
Discontinued operations	—	(0.06)	—	0.08

Net income	$0.61	$0.19	$1.33	$2.46

Shares used to calculate diluted earnings per share[5]	41.3	41.4	41.7	40.4

[1]	Income taxes include a benefit of $5.7 million related to the sale of the Colombian division for the year ended Dec. 31, 2004. The after-tax loss on the sale of this division was $3.6 million.
[2]	2004 amounts reflect the favorable resolution of certain contingencies arising from the sale of Armuelles in 2003.
[3]	Operating income excludes earnings of the following companies that have been sold: Progressive Produce Corp., a California packing and distribution company sold in January 2003; Chiquita Processed Foods, a vegetable canning business sold in May 2003; and several former Atlanta subsidiaries sold throughout 2003 and early 2004. Operating results of these companies, including gains or losses on disposition, are included in discontinued operations.
[4]	Other income (expense) for the year ended Dec. 31, 2004 includes a loss of $22 million from the premium to refinance $250 million of Senior Notes, partially offset by a one-time $2 million gain relating to proceeds received as a result of the demutualization of an insurance company with which Chiquita held pension annuity contracts.
[5]	Includes the dilutive effect of outstanding warrants and stock options, based on the treasury stock method, and the dilutive effect of restricted stock awards.

Quarterly results are subject to significant seasonal variations and are not necessarily indicative of the results of operations for a full fiscal year. The company’s results during the third and fourth quarters are generally weaker than in the first half of the year, due to availability of competing fruits and resulting lower prices.

Exhibit A:

CHIQUITA BRANDS INTERNATIONAL, INC.

OPERATING STATISTICS – FOURTH QUARTER

(Unaudited - in millions, except for percentages and exchange rates)

	Quarter Ended Dec. 31,		Percent Change Favorable (Unfavorable) vs. 2003
	2004	2003
Net sales by segment
Bananas	$456.3	$399.0	14.4%
Other Fresh Produce	299.1	274.3	9.0%
Other	12.9	12.2	5.7%

Total net sales	768.3	685.5	12.1%

Segment operating income (loss)
Bananas	$44.1	$21.8	102.3%
Other Fresh Produce	(10.4)	(9.4)	(10.6)%
Other	0.9	6.7 *	(86.6)%

Total operating income	34.6	19.1	81.2%

Operating margin by segment
Bananas	9.7%	5.5%	4.2	pts
Other Fresh Produce	(3.5)%	(3.4)%	(0.1	)pts

SG&A as a percent of sales	10.9%	12.0%	1.1	pts

Company banana sales volume (40 lb. boxes)
Core European markets[1]	14.4	13.9	3.6%
Trading markets[2]	1.5	2.9	(48.3)%
North America	15.9	14.1	12.8%
Asia (joint venture)	4.3	3.6	19.4%

Total	36.1	34.5	4.6%

Euro average exchange rate, spot (dollars per euro)	1.30	1.19	9.2%

Euro average exchange rate, hedged (dollars per euro)	1.22	1.10	10.9%

[1]	The 25 member countries of the European Union, plus non-E.U. states Norway, Iceland and Switzerland.
[2]	Other European and Mediterranean countries not listed above.
*	Primarily represents a $7 million gain on the sale of the company’s investment in Mundimar Ltd., a Honduran palm-oil joint venture

Exhibit A (continued)

CHIQUITA BRANDS INTERNATIONAL, INC.

OPERATING STATISTICS – FULL YEAR

(Unaudited - in millions, except for percentages and exchange rates)

	Year Ended Dec. 31,		Percent Change Favorable (Unfavorable) vs. 2003
	2004	2003
Net sales by segment
Bananas	$1,714.5	$1,579.9	8.5%
Other Fresh Produce[1]	1,298.2	979.2	32.6%
Other	58.8	54.4	8.1%

Total net sales	3,071.5	2,613.5	17.5%

Segment operating income (loss)
Bananas	$122.7	$132.7	(7.5)%
Other Fresh Produce	(13.0)	(3.9)	(233.3)%
Other	3.2	11.6 *	(72.4)%

Total operating income	112.9	140.4	(19.6)%

Operating margin by segment
Bananas	7.2%	8.4%	(1.2	)pts
Other Fresh Produce	(1.0)%	(0.4)%	(0.6	)pts

SG&A as a percent of sales	9.9%	9.6%	(0.3	)pts

Company banana sales volume (40 lb. boxes)
Core European markets[2]	55.3	56.2	(1.6)%
Trading markets[3]	5.4	7.9	(31.6)%
North America	59.0	55.1	7.1%
Asia (joint venture)	16.3	13.9	17.3%

Total	136.0	133.1	2.2%

Euro average exchange rate, spot (dollars per euro)	1.24	1.13	9.7%

Euro average exchange rate, hedged (dollars per euro)	1.18	1.06	11.3%

[1]	Most of the sales increase in the Other Fresh Produce segment was due to the acquisition of Atlanta AG, a German fresh produce distributor acquired in March 2003, whose results were fully consolidated for only three quarters in 2003.
[2]	The 25 member countries of the European Union, plus non-E.U. states Norway, Iceland and Switzerland.
[3]	Other European and Mediterranean countries not listed in Note 2 above.
*	Includes a $7 million gain on the sale of the company’s investment in Mundimar Ltd., a Honduran palm-oil joint venture

Exhibit B:

COMPANY AVERAGE BANANA PRICES

YEAR-OVER-YEAR PERCENT CHANGE

2004 vs. 2003

(Unaudited)

	Q1	Q2	Q3	Q4	YEAR
North America	-6%	-1%	-2%	-2%	-3%

European Core Markets[1]
U.S. Dollar basis[2]	7%	6%	12%	17%	10%
Local Currency	-9%	0%	4%	8%	0%

Trading Markets[3]
U.S. Dollar basis[2]	8%	22%	13%	31%	20%
Local Currency	-8%	15%	4%	21%	9%

Asia
U.S. Dollar basis[2]	8%	8%	-8%	-1%	2%
Local Currency	3%	3%	-11%	-2%	-2%

COMPANY BANANA VOLUME

YEAR-OVER-YEAR PERCENT CHANGE

2004 vs. 2003

(Unaudited)

	Q1	Q2	Q3	Q4	YEAR
North America	3%	5%	8%	13%	7%
European Core Markets[1]	-2%	-6%	-2%	4%	-2%
Trading Markets[3]	13%	-49%	0%	-48%	-32%
Asia	31%	17%	11%	19%	17%

[1]	The 25 member countries of the European Union, plus non-E.U. states Norway, Iceland and Switzerland.
[2]	Prices on a U.S. dollar basis do not include the impact of hedging.
[3]	Other European and Mediterranean countries not listed in Note 1 above.

Exhibit C:

EUROPEAN CURRENCY AND BANANA PRICING

YEAR-OVER-YEAR CHANGE - BETTER (WORSE)

Q4 2004 vs. Q4 2003

(Unaudited - in millions)

Currency Impact (Euro/Dollar)
Revenue	$18
Local Costs	(3)
Hedging	2
Balance sheet translation[1]	5

Net currency benefit	22

Pricing
European banana prices	16

Benefit from European currency and pricing	$38

[1]	Balance sheet translation gain was $7 million in the fourth quarter 2004 compared to $2 million in the fourth quarter 2003.

EUROPEAN CURRENCY AND BANANA PRICING

YEAR-OVER-YEAR CHANGE - BETTER (WORSE)

2004 vs. 2003

(Unaudited - in millions)

Currency Impact (Euro/Dollar)
Revenue	$79
Local Costs	(13)
Hedging	8
Balance sheet translation	(2)

Net currency benefit	72

Pricing
European banana prices	4

Benefit from European currency and pricing	$76

Exhibit D:

CHIQUITA BRANDS INTERNATIONAL, INC.

DEBT SCHEDULE - FOURTH QUARTER 2004

(Unaudited - in millions)

	Sept. 30, 2004	Additions	Payments and Other Reductions	Dec. 31, 2004
Parent Company
10.56% Senior Notes	$40.9	$—	$(40.9)	$—
7 1/2% Senior Notes	250.0	—	—	250.0

Subsidiaries
Chiquita Brands LLC facility
Revolver	—	—	—	—
Term loan	—	—	—	—
Term loan for Atlanta AG	—	—	—	—

Shipping	86.4	—	(3.8)	82.6
Chiquita Chile	13.3	—	(12.3)	1.0
Other	17.2	—	(1.3)	15.9

Total Debt	$407.8	$—	$(58.3)	$349.5

DEBT SCHEDULE – FULL YEAR 2004

(Unaudited - in millions)

	Dec. 31, 2003	Additions	Payments and Other Reductions	Dec. 31, 2004
Parent Company
10.56% Senior Notes	$250.0	$—	$(250.0)	$—
7 1/2% Senior Notes	—	250.0	—	250.0

Subsidiaries
Chiquita Brands LLC facility
Revolver	—	—	—	—
Term loan	—	—	—	—
Term loan for Atlanta AG	9.8	—	(9.8)	—

Shipping	108.4	—	(25.8)	82.6
Chiquita Chile	16.1	1.2	(16.3)	1.0
Other	10.3	5.6	—	15.9

Total Debt	$394.6	$256.8	$(301.9)	$349.5

Exhibit E:

CHIQUITA BRANDS INTERNATIONAL, INC.

RECONCILIATION OF NON-GAAP FIGURES

(Unaudited - in millions)

	Year Ended Dec. 31, 2004		Year Ended Dec. 31, 2003
	Net Income	Diluted EPS	Net Income	Diluted EPS
GAAP results	$55.4	$1.33	$99.2	$2.46
Adjust for:
Income from discontinued operations	—	—	(3.3)	(0.08)
Other income/expense[1]	19.4	0.47	—	—
Gain on sale of Armuelles division	(2.2)	(0.05)	(21.2)	(0.52)
Loss on sale of Colombian division	3.6	0.08	—	—
Gain on sale of equity method investments	—	—	(16.8)	(0.42)
Other asset sales	—	—	(3.5)	(0.09)
Severance, restructuring charges and farm closures	9.3	0.22	25.4	0.63

Adjusted	$85.5	$2.05	$79.8	$1.98

[1]	Other income/expense for 2004 includes a loss of $22 million from the extinguishment of debt, partially offset by a $2 million gain relating to proceeds received as a result of the demutualization of an insurance company with which Chiquita held pension annuity contracts.

The adjusted net income and diluted EPS figures included in the table above are not prepared in accordance with GAAP. We have included these figures in this press release in order to enhance investors’ overall understanding of our financial performance by excluding certain gains and charges that may not be indicative of our core operating results. The adjusted figures above should not be considered in isolation or as a substitute for net income or diluted EPS prepared in accordance with GAAP. Further, it is not fair to conclude from the presentation that additional gains or charges arising from the same or similar items will not be recognized in the future. We expect in future periods to recognize some or all of the types of gains and charges for which adjustments have been made above.